FEE REDUCTION AGREEMENT


	AGREEMENT made as of this 27th day of April
2009, between Large-Cap Value Portfolio (the "Trust") and Boston Management and Research (the "Adviser").

	WHEREAS, the Trust has entered into an
Investment Advisory Agreement ("Advisory
Agreement") with the Adviser, which Advisory
Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at a certain rate; and

	WHEREAS, the Adviser has offered to reduce such advisory fee rate, and the Trust has accepted such fee reduction, such fee reduction being effective as of April 27, 2009; and

	WHEREAS, the Adviser and the Trust wish to memorialize said fee reduction in writing;

	NOW, THEREFORE, in consideration of the
mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby agree as follows:

1.	For so long as the Advisory Agreement shall
remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its advisory fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.	This Agreement may only be terminated or
amended upon the mutual written consent of the Trust and the Adviser; provided, however, that
(i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust
(the "Independent Trustees") and by the vote of a majority of the outstanding voting securities of the Trust; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and
(iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Trust.

3.	For purposes of this Agreement the term "vote
of a majority of the outstanding voting securities of the Trust" shall mean the vote, at a meeting of Holders, of the lesser of (i) 67 per centum or more of the Interests in the Trust present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Trust are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding Interests in the Trust. The terms "Holders" and "Interests" when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust.

4.	This instrument is executed under seal and shall
be governed by Massachusetts law.



IN WITNESS WHEREOF, this Agreement has
been executed as of the date set forth above by a duly authorized officer of each party.



	LARG
E-CAP
VALU
E
PORTF
OLIO



						By:
	/s/ Duncan W. Richardson

	Duncan W. Richardson
       P
resident




	BOSTO
N
MANA
GEME
NT
AND
RESEA
RCH



						By:
	/s/ Maureen A. Gemma_______

	Maureen A. Gemma
       V
ice
Preside
nt


Exhibit A


ADVISORY FEE REDUCTION SCHEDULE
Large-Cap Value Portfolio
(Effective as of April 27, 2009)


On net assets of $15 billion and over, the Adviser's asset-based advisory fee is reduced and computed as follows:


Average
Daily
Net
Assets
for the
Month
Annual
Fee
Rate
(for
each
level)

$10
billion
but less
than $15
billion

0.5550%

$15
billion
and over

0.5400%


017_0159